CERTIFIED RESOLUTIONS

      I, Wade Bridge, Assistant Secretary of The Veracity Funds (the "Trust"), hereby certify that the following resolutions were adopted by the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust, at a meeting of the Board held on March 10, 2009:

           WHEREAS, the Trustees of the Trust, including a majority of the disinterested Trustees, have reviewed the amount, type, form and coverage of National Union Fire Insurance Company Policy (the "Fidelity Bond"); and

           WHEREAS, the amount of coverage under the fidelity Bond is $525,000, being greater than the minimum amount of bond required by Rule 17g-1 promulgated under the Investment Company Act of 1940;

           THEREFORE,  BE IT  RESOLVED,  that the  amount,  type form and
           coverage  of  the  Fidelity   Bond  as  described   above  are
           reasonable and the Fidelity Bond is approved; and it is

           FURTHER RESOLVED, that the Secretary or Assistant Secretary of the Trust is designated as the person who shall make the filings and give the notices required by paragraph (g) of Rule 17g-1; and it is

           FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized to take any and all other actions required to effectuate these resolutions.





May 5, 2009                                  /s/ Wade R. Bridge
                                            -----------------------------------
                                            Wade R. Bridge, Assistant Secretary